EX: 99-1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Second Quarter 2022 Earnings and Declares Quarterly Dividend

CAMBRIDGE, MA. (July 19, 2022) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $13.7 million for the quarter ended June 30, 2022. Net income for the second quarter represented an increase of $342,000, or 2.6%, as compared to net income of $13.3 million for the quarter ended March 31, 2022. Diluted earnings per share were $1.94 for the quarter ended June 30, 2022, representing a 2.6% increase as compared to diluted earnings per share of $1.89 for the quarter ended March 31, 2022.

For the six months ended June 30, 2022, unaudited net income was $27.0 million, representing a decrease of $469,000, or 1.7%, as compared to net income of $27.4 million for the six months ended June 30, 2021. Diluted earnings per share were $3.83 for the six months ended June 30, 2022, representing a 2.0% decrease as compared to diluted earnings per share of $3.91 for the six months ended June 30, 2021.

The results for the quarter ended June 30, 2022 include non-operating items as detailed in the GAAP to Non-GAAP Reconciliations later in this release. Operating net income was $13.4 million for the quarter ended June 30, 2022, as compared to $13.3 million for the quarter ended March 31, 2022. Operating diluted earnings per share were $1.90 for the quarter ended June 30, 2022, representing a 0.5% increase as compared to operating diluted earnings per share of $1.89 for the quarter ended March 31, 2022.

Operating net income was $26.7 million for the six months ended June 30, 2022, a decrease of $707,000, or 2.6%, as compared to operating net income of $27.4 million for the six months ended June 30, 2021. Operating diluted earnings per share were $3.79 for the six months ended June 30, 2022, representing a 3.1% decrease as compared to operating diluted earnings per share of $3.91 for the six months ended June 30, 2021.

In the second quarter of 2022, the Company and Northmark Bank (“Northmark”) entered into a definitive agreement pursuant to which Northmark will merge with and into the Bank in an all-stock transaction that is anticipated to close during the fourth quarter of 2022. The merger is subject to regulatory approval, approval by Northmark’s shareholders, and the completion of other customary closing conditions. Under the terms of the agreement, each share of Northmark common stock will be exchanged for 0.9950 shares of the Company’s common stock. This merger will expand the Company’s presence in Massachusetts through the addition of Northmark’s three full-service banking offices in the attractive communities of North Andover, Andover and Winchester, Massachusetts.

Second Quarter 2022 Highlights:

•
Total loans increased by $106.3 million, or 3.1%, to $3.52 billion at June 30, 2022 from $3.42 billion at March 31, 2022.
•
Financial performance ratios for the quarter ended June 30, 2022, were strong with Operating Return on Average Assets (“ROA”) of 1.07% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 14.08%.
•
The Adjusted Net Interest Margin increased by 14 basis points to 2.81% in the second quarter of 2022 from 2.67% at March 31, 2022.

•
Asset quality at June 30, 2022, remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.17% and 0.12%, respectively.
•
Tangible book value per share at June 30, 2022 increased to $55.33 from $54.52 at March 31, 2022.
•
Tangible common equity to tangible assets ratio increased to 7.75% at June 30, 2022 from 7.69% at March 31, 2022.

“This quarter showed a continued trend of solid loan growth, mixed with a decrease in core deposits due to tax payments and client recognition of investment opportunities, combined with weaker wealth revenue following a challenging period in the equity markets. Loan pipelines remain strong looking ahead and we are enthusiastic about the announced merger with Northmark Bank,” noted Denis K. Sheahan, Chairman, President and CEO.

Balance Sheet

Total assets increased by $166.4 million, or 3.4%, from $4.89 billion at December 31, 2021 to $5.06 billion at June 30, 2022.

Total loans increased by $204.4 million, or 6.2%, from $3.32 billion at December 31, 2021 to $3.52 billion at June 30, 2022.

•
Residential real estate loans increased by $67.5 million, from $1.42 billion at December 31, 2021 to $1.48 billion at June 30, 2022.
•
Commercial real estate loans increased by $125.9 million, from $1.51 billion at December 31, 2021 to $1.64 billion at June 30, 2022.
•
Commercial and industrial loans totaled $268.2 million at June 30, 2022.

The Company’s total investment securities portfolio increased by $104.9 million, or 8.9%, from $1.17 billion at December 31, 2021 to $1.28 billion at June 30, 2022.

Total deposits decreased by $67.1 million, or 1.5%, to $4.26 billion at June 30, 2022 as compared to $4.33 billion at December 31, 2021.

•
Core deposits, which the Company defines as all deposits other than certificates of deposit, decreased by $30.8 million, or 0.7%, to $4.14 billion at June 30, 2022 from $4.17 billion at December 31, 2021. Core deposits decreased during the second quarter of 2022 by $201.7 million, or 4.6%, due to tax payments, seasonal liquidity fluctuation, and client recognition of investment opportunities in the marketplace.
•
Certificates of deposit totaled $125.7 million at June 30, 2022, a decrease of $36.3 million from $162.1 million at December 31, 2021.
•
The cost of total deposits was 0.17% for both the quarters ended June 30, 2022 and March 31, 2022. At June 30, 2022, the spot cost of deposits was 0.17%.

Borrowings totaled $252.9 million at June 30, 2022, representing a $236.4 million, increase from $16.5 million at December 31, 2021, due to fluctuations in liquidity.

Net Interest and Dividend Income

Net interest and dividend income, before the release of credit losses, increased by $2.3 million, or 7.3%, to $34.2 million for the quarter ended June 30, 2022 from $31.9 million for the quarter ended March 31, 2022. This increase was primarily due to an increase in average earning assets and higher yields on earning assets.

The Company’s net interest margin on a fully taxable equivalent basis increased by 12 basis points to 2.86% for the quarter ended June 30, 2022, as compared to 2.74% for the quarter ended March 31, 2022.

For the six months ended June 30, 2022, net interest and dividend income before the release of credit losses increased by $2.3 million, or 3.5%, to $66.1 million as compared to $63.8 million for the six months ended June 30, 2021. This increase was primarily due to an increase in average earning assets and higher asset yields, partially offset by lower loan accretion associated with merger accounting, a decrease in Paycheck Protection Program (“PPP”) loan income, and higher interest expense on deposits.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 50 basis points to 2.80% for the six months ended June 30, 2022, as compared to 3.30% for the six months ended June 30, 2021, due to an extended period of low interest rates.

In order to provide greater disclosure of the impact of loan related merger accounting and the impact of the Small Business Administration’s PPP loan program, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended June 30, 2022, was 2.81%, representing a 14 basis point increase from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.67% for the quarter ended March 31, 2022.

	Three Months Ended
	June 30, 2022
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,817,405
Net interest income on a fully taxable equivalent basis (GAAP)		$34,410
Net interest margin on a fully taxable equivalent basis (GAAP)			2.86%
Less: Paycheck Protection Program loan impact	(8,951)	(297)	-0.01%
Less: Accretion of loan fair value adjustments		(466)	-0.04%
Adjusted net interest margin on a fully taxable equivalent basis	$4,808,454	$33,647	2.81%

Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the six months ended June 30, 2022, was 2.74%, representing a 34 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 3.08% for the six months ended June 30, 2021.

	Six Months Ended
	June 30, 2022
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,785,797
Net interest income on a fully taxable equivalent basis (GAAP)		$66,521
Net interest margin on a fully taxable equivalent basis (GAAP)			2.80%
Less: Paycheck Protection Program loan impact	(13,277)	(608)	-0.02%
Less: Accretion of loan fair value adjustments		(1,108)	-0.04%
Adjusted net interest margin on a fully taxable equivalent basis	$4,772,520	$64,805	2.74%

Release of Credit Losses

During the quarter ended June 30, 2022, the Company did not record a provision for (release of) credit losses, as compared to a release of credit losses of $412,000 for the quarter ended March 31, 2022, as the Company’s asset quality remains strong.

For the six months ended June 30, 2022, the Company recorded a release of credit losses of $412,000, as compared to a $1.1 million release of credit losses for the six months ended June 30, 2021.

Noninterest Income

Total noninterest income decreased by $205,000, or 1.8%, to $11.1 million for the quarter ended June 30, 2022, as compared to $11.4 million for the quarter ended March 31, 2022. This change was primarily the result of lower wealth management revenue, lower other income, and lower loan related derivative income, partially offset by higher bank owned life insurance (“BOLI”) income. Noninterest income was 24.6% of total revenue for the quarter ended June 30, 2022.

•
Wealth management revenue decreased by $452,000, or 5.3%, to $8.1 million for the second quarter of 2022, as compared to $8.6 million for the first quarter of 2022. Wealth Management Assets under Management and Administration were $4.0 billion at June 30, 2022, a decrease of $643.0 million, or 13.8%, from March 31, 2022, primarily due to decline in the equity and bond markets and net outflows.
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Other income decreased by $842,000, or 63.9%, to $476,000 for the quarter ended June 30, 2022, as compared to $1.3 million for the quarter ended March 31, 2022, primarily due to equity warrant revenue and gains on a community development fund investment recognized during the quarter ended March 31, 2022.
•
Loan related derivative income decreased by $251,000, or 84.8%, to $45,000 for the quarter ended June 30, 2022, as compared to $296,000 for the quarter ended March 31, 2022, as a result of lower swapped loan volume combined with fair value adjustments.
•
BOLI income increased by $1.2 million to $1.3 million for the quarter ended June 30, 2022, as compared to $187,000 for the quarter ended March 31, 2022, due to a gain of $1.2 million related to a death benefit claim and policy surrender.

Total noninterest income increased by $748,000, or 3.4%, to $22.5 million for the six months ended June 30, 2022, as compared to $21.8 million for the six months ended June 30, 2021. This change was primarily the result of higher BOLI income and higher other income, partially offset by lower loan related derivative income and lower gains on loans sold. Noninterest income was 25.4% of total revenue for the six months ended June 30, 2022.

•
BOLI income increased by $1.1 million, or 277.8%, to $1.5 million for the six months ended June 30, 2022, as compared to $405,000 for the six months ended June 30, 2021, primarily due to a gain of $1.2 million related to a death benefit claim and policy surrender.
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Other income increased by $886,000, or 97.6%, to $1.8 million for the six months ended June 30, 2022, as compared to $908,000 for the six months ended June 30, 2021, primarily due to equity warrant revenue associated with an Innovation Banking loan, in addition to gains recognized on a community development fund investment.
•
Loan related derivative income decreased by $897,000, or 72.5%, to $341,000 for the six months ended June 30, 2022, as compared to $1.2 million for the six months ended June 30, 2021, primarily as a result of lower swapped loan volume.
•
Gain on loans sold decreased by $636,000, or 86.6%, to $98,000 for the six months ended June 30, 2022, as compared to $734,000 for the six months ended June 30, 2021, due to lower refinance activity and the corresponding sale of residential mortgages.

Noninterest Expense

Total noninterest expense increased by $422,000, or 1.6%, to $26.3 million for the quarter ended June 30, 2022, as compared to $25.9 million for the quarter ended March 31, 2022. During the quarter ended June 30, 2022, there was an increase in non-operating expenses, partially offset by a decrease in salary expenses, as compared to the quarter ended March 31, 2022.

•
Non-operating expenses increased to $246,000, as a result of expenses incurred in the second quarter related to the Northmark merger.
•
Salary and employee benefits expense decreased by $343,000, or 2.0%, to $17.0 million for the quarter ended June 30, 2022, from $17.4 million for the quarter ended March 31, 2022, primarily due to higher deferred loan origination costs, partially offset by staffing additions to support business initiatives and lower staff vacancy.

Total noninterest expense increased by $2.7 million, or 5.4%, to $52.2 million for the six months ended June 30, 2022, as compared to $49.5 million for the six months ended June 30, 2021, primarily driven by increases in salaries and employee benefits expense, data processing, and FDIC insurance, partially offset by decreases in marketing expenses and professional services.

•
Salaries and employee benefits expense increased by $1.9 million, or 5.9%, to $34.4 million, primarily due to staffing additions to support business initiatives, normal merit increases, and increases in employee benefit costs.
•
Data processing increased by $1.0 million, or 24.5%, to $5.2 million, primarily as a result of higher data processing fees associated with the Company’s wealth management systems.
•
FDIC insurance increased by $330,000, or 55.3%, to $927,000, primarily due to balance sheet growth.
•
Marketing expense decreased by $974,000, or 68.8%, to $442,000, due to timing of marketing spend.
•
Professional services decreased by $435,000, or 16.9%, to $2.1 million, primarily due to lower recruiting and temporary help expenses as well as lower consulting fees.

Asset Quality

Non-performing loans totaled $5.9 million, or 0.17% of total loans outstanding at June 30, 2022. The allowance for credit losses was $34.1 million, or 0.97% of total loans outstanding excluding PPP loans, at June 30, 2022, as compared to $34.1 million, or 1.00% of total loans outstanding excluding PPP loans, at March 31, 2022.

The Company recorded net loan recoveries of $14,000, or 0.00% of total loans (annualized), for the quarter ended June 30, 2022, as compared to net loan recoveries of $13,000, or 0.00% of total loans (annualized), for the quarter ended March 31, 2022.

Net loan recoveries were $27,000, or 0.00% of total loans, for the six months ended June 30, 2022, as compared to net loan recoveries of $66,000, or 0.00% of total loans, for the six months ended June 30, 2021.

The following table shows additional and historical information regarding non-performing assets, early-stage delinquency (30-89 days delinquent), and troubled debt restructurings:

	Nonperforming Assets
	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
	(dollars in thousands)
Nonperforming assets	$5,879	$5,943	$5,386	$5,463
Troubled debt restructurings ("TDRs"):
Non-performing (included in total non-performing loans above)	$741	$737	$758	$782
Nonperforming loans/total loans	0.17%	0.17%	0.16%	0.17%
Nonperforming assets/total assets	0.12%	0.12%	0.11%	0.13%
TDRs/total loans	0.02%	0.02%	0.02%	0.02%
	Additional Asset Quality Indicators
	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Delinquent loans 30-89 days past due/total loans	0.19%	0.41%	0.32%	0.39%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.00%	0.00%	0.00%	0.01%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses/nonperforming loans	580.44%	573.95%	640.48%	641.21%
Allowance for credit losses/total loans ex. PPP loans	0.97%	1.00%	1.05%	1.10%

Income Taxes

The Company’s effective tax rate was 28.2% for the quarter ended June 30, 2022, as compared to 25.0% for the quarter ended March 31, 2022. The increase in the effective tax rate was primarily due to tax expense associated with the surrender of a BOLI policy during the quarter ended June 30, 2022. For the six months ended June 30, 2022, the Company’s effective tax rate was 26.7%, as compared to 26.1% for the six months ended June 30, 2021.

Dividend and Capital

On July 18, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.64 per share, which is payable on August 18, 2022, to shareholders of record as of the close of business on August 4, 2022. The Company did not repurchase any shares under its previously announced share repurchase program during the three and six months ended June 30, 2022.

The Company’s ratio of tangible common equity to tangible assets increased to 7.75% at June 30, 2022 from 7.69% at March 31, 2022, primarily due to increased earnings during the three months ended June 30, 2022.

Tangible book value per share increased by $0.81, or 1.5%, to $55.33 at June 30, 2022, as compared to $54.52 at March 31, 2022, as a result of increased earnings during the three months ended June 30, 2022.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional details regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

Cambridge Bancorp will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, July 19, 2022, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10166882/f2af0c6052.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on our investor relations website at https://ir.cambridgetrust.com/news-market-information/event-calendar/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.1 billion in assets at June 30, 2022, and a total of 19 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.0 billion in client assets under management and administration at June 30, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the businesses of Cambridge and Northmark may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; the shareholders of Northmark may fail to approve the merger; changes to interest rates; the ability to control costs and expenses; the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions that governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; the pace of recovery when the COVID-19 pandemic subsides; disruptions in the Company’s ability to access the capital markets; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2021, which the Company filed on March 14, 2022. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, operating return on average assets, operating return on tangible common equity, and operating efficiency ratio.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, and the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Six Months Ended
	June 30,	March	June 30,	June 30,
	2022	2022	2021	2022	2021
	(dollars in thousands, except per share data)
Interest and Dividend Income	$36,279	$33,898	$33,528	$70,177	$66,349
Interest Expense	2,098	2,029	1,147	4,127	2,562
Net Interest and Dividend Income	34,181	31,869	32,381	66,050	63,787
Release of Credit Losses	—	(412)	(901)	(412)	(1,107)
Noninterest Income	11,149	11,354	10,906	22,503	21,755
Noninterest Expense	26,297	25,875	25,273	52,172	49,492
Income Before Income Taxes	19,033	17,760	18,915	36,793	37,157
Income Tax Expense	5,375	4,444	4,971	9,819	9,714
Net Income	$13,658	$13,316	$13,944	$26,974	$27,443

Operating Net Income*	$13,420	$13,316	$13,944	$26,736	$27,443

Data Per Common Share:
Basic Earnings Per Share	$1.95	$1.91	$2.00	$3.86	$3.95
Diluted Earnings Per Share	1.94	1.89	1.98	3.83	3.91
Operating Diluted Earnings Per Share*	1.90	1.89	1.98	3.79	3.91
Dividends Declared Per Share	0.64	0.64	0.61	1.28	1.16
Average Common Shares Outstanding:
Basic	6,981,907	6,948,040	6,930,268	6,959,856	6,918,779
Diluted	7,026,807	7,010,983	6,998,936	7,013,538	6,993,437

Selected Performance Ratios:
Net Interest Margin, FTE	2.86%	2.74%	3.25%	2.80%	3.30%
Adjusted Net Interest Margin, FTE	2.81%	2.67%	3.01%	2.74%	3.08%
Cost of Funds	0.17%	0.17%	0.11%	0.17%	0.13%
Cost of Interest-Bearing Liabilities	0.28%	0.27%	0.18%	0.27%	0.21%
Cost of Deposits	0.17%	0.17%	0.11%	0.17%	0.13%
Cost of Deposits excluding Wholesale Deposits	0.17%	0.17%	0.11%	0.17%	0.12%
Return on Average Assets	1.09%	1.09%	1.32%	1.09%	1.33%
Return on Average Equity	12.55%	12.37%	13.57%	12.46%	13.55%
Efficiency Ratio*	58.01%	59.86%	58.38%	58.92%	57.86%
Operating Return on Average Assets*	1.07%	1.09%	1.32%	1.08%	1.33%
Operating Return on Tangible Common Equity*	14.08%	14.13%	15.64%	14.11%	15.65%
Operating Efficiency Ratio*	58.97%	59.86%	58.38%	59.41%	57.86%

	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021
	(dollars in thousands, except per share data)
Total Assets	$5,057,935	$5,018,379	$4,891,544	$4,303,287
Total Loans	$3,523,492	$3,417,213	$3,319,106	$3,281,149
Total Deposits	$4,264,057	$4,473,735	$4,331,152	$3,764,558
Allowance for Credit Losses	$34,124	$34,110	$34,496	$35,029
Allowance to Total Loans (ex. PPP Loans)	0.97%	1.00%	1.05%	1.10%
Non-Performing Loans	$5,879	$5,943	$5,386	$5,463
Non-Performing Loans/Total Loans	0.17%	0.17%	0.16%	0.17%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.00%	0.00%	0.00%	0.01%
Tangible Common Equity Ratio*	7.75%	7.69%	7.92%	8.59%
Book Value Per Share	$63.09	$62.30	$62.83	$60.23
Tangible Book Value Per Share*	$55.33	$54.52	$55.01	$52.37
Wealth Management AUM	$3,844,993	$4,464,512	$4,656,183	$4,282,204
Wealth Management AUM & AUA	$4,016,328	$4,659,297	$4,853,119	$4,471,157
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$25,023	$180,153
Investment securities
Available for sale, at fair value (amortized cost $194,014 and $201,270, respectively)	173,952	197,803
Held to maturity, at amortized cost (fair value $990,221 and $971,092, respectively)	1,105,858	977,061
Total investment securities	1,279,810	1,174,864
Loans held for sale, at lower of cost or fair value	—	1,490
Loans
Residential mortgage	1,482,551	1,415,079
Commercial mortgage	1,636,867	1,511,002
Home equity	91,835	87,960
Commercial and industrial	268,170	269,446
Consumer	44,069	35,619
Total loans	3,523,492	3,319,106
Less: allowance for credit losses on loans	(34,124)	(34,496)
Net loans	3,489,368	3,284,610
Federal Home Loan Bank of Boston Stock, at cost	10,518	4,816
Bank owned life insurance	33,621	46,970
Banking premises and equipment, net	16,682	17,326
Right-of-use asset operating leases	28,235	31,273
Deferred income taxes, net	12,202	9,985
Accrued interest receivable	10,061	9,162
Goodwill	51,912	51,912
Merger-related intangibles, net	2,436	2,617
Other assets	98,067	76,366
Total assets	$5,057,935	$4,891,544
Liabilities
Deposits
Demand	$1,399,141	$1,393,935
Interest-bearing checking	710,150	763,188
Money market	1,130,848	1,104,238
Savings	898,178	907,722
Certificates of deposit	125,740	162,069
Total deposits	4,264,057	4,331,152
Borrowings	252,867	16,510
Operating lease liabilities	30,659	33,871
Other liabilities	68,301	72,174
Total liabilities	4,615,884	4,453,707
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 7,007,063 shares and 6,968,192 shares, respectively	7,007	6,968
Additional paid-in capital	229,918	229,205
Retained earnings	220,907	202,874
Accumulated other comprehensive loss	(15,781)	(1,210)
Total shareholders’ equity	442,051	437,837
Total liabilities and shareholders’ equity	$5,057,935	$4,891,544

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$30,235	$28,404	$30,557	$58,639	$60,882
Interest on tax-exempt loans	354	350	275	704	497
Interest on taxable investment securities	4,989	4,411	2,023	9,400	3,608
Interest on tax-exempt investment securities	627	654	633	1,281	1,291
Dividends on FHLB of Boston stock	32	25	12	57	12
Interest on overnight investments	42	54	28	96	59
Total interest and dividend income	36,279	33,898	33,528	70,177	66,349
Interest expense
Interest on deposits	1,844	1,896	1,006	3,740	2,281
Interest on borrowed funds	254	133	141	387	281
Total interest expense	2,098	2,029	1,147	4,127	2,562
Net interest and dividend income	34,181	31,869	32,381	66,050	63,787
Release of credit losses	—	(412)	(901)	(412)	(1,107)
Net interest and dividend income after release of credit losses	34,181	32,281	33,282	66,462	64,894
Noninterest income
Wealth management revenue	8,122	8,574	8,623	16,696	16,774
Deposit account fees	732	506	484	1,238	958
ATM/Debit card income	427	379	405	806	738
Bank owned life insurance income	1,343	187	209	1,530	405
Gain on loans sold, net	4	94	165	98	734
Loan related derivative income	45	296	567	341	1,238
Other income	476	1,318	453	1,794	908
Total noninterest income	11,149	11,354	10,906	22,503	21,755
Noninterest expense
Salaries and employee benefits	17,048	17,391	16,462	34,439	32,508
Occupancy and equipment	3,613	3,542	3,503	7,155	7,079
Data processing	2,601	2,645	2,179	5,246	4,213
Professional services	1,070	1,064	1,297	2,134	2,569
Marketing	218	224	953	442	1,416
FDIC insurance	472	455	261	927	597
Non-operating expenses	246	—	—	246	—
Other expenses	1,029	554	618	1,583	1,110
Total noninterest expense	26,297	25,875	25,273	52,172	49,492
Income before income taxes	19,033	17,760	18,915	36,793	37,157
Income tax expense	5,375	4,444	4,971	9,819	9,714
Net income	$13,658	$13,316	$13,944	$26,974	$27,443
Share data:
Weighted average shares outstanding, basic	6,981,907	6,948,040	6,930,268	6,959,856	6,918,779
Weighted average shares outstanding, diluted	7,026,807	7,010,983	6,998,936	7,013,538	6,993,437
Basic earnings per share	$1.95	$1.91	$2.00	$3.86	$3.95
Diluted earnings per share	$1.94	$1.89	$1.98	$3.83	$3.91

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,409,819	$30,235	3.56%	$3,314,082	$28,404	3.48%	$3,195,077	$30,557	3.84%
Tax-exempt	46,771	448	3.84	46,702	443	3.85	33,039	348	4.22
Securities available for sale (3)
Taxable	198,985	671	1.35	203,193	650	1.30	218,230	651	1.20
Securities held to maturity
Taxable	1,012,604	4,318	1.71	937,047	3,761	1.63	343,380	1,372	1.60
Tax-exempt	101,029	794	3.15	104,837	828	3.20	102,650	801	3.13
Cash and cash equivalents	48,197	42	0.35	147,977	54	0.15	132,964	28	0.08
Total interest-earning assets (4)	4,817,405	36,508	3.04%	4,753,838	34,140	2.91%	4,025,340	33,757	3.36%
Non-interest-earning assets	232,165			238,864			251,641
Allowance for credit losses	(34,368)			(34,780)			(36,183)
Total assets	$5,015,202			$4,957,922			$4,240,798
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$743,030	$50	0.03%	$764,706	$44	0.02%	$671,424	$51	0.03%
Savings accounts	899,820	181	0.08	923,168	177	0.08	959,606	174	0.07
Money market accounts	1,203,020	1,531	0.51	1,187,173	1,570	0.54	706,100	467	0.27
Certificates of deposit	129,060	82	0.25	144,114	105	0.30	218,738	314	0.58
Total interest-bearing deposits	2,974,930	1,844	0.25	3,019,161	1,896	0.25	2,555,868	1,006	0.16
Other borrowed funds	56,734	254	1.80	16,369	133	3.30	18,288	141	3.09
Total interest-bearing liabilities	3,031,664	2,098	0.28%	3,035,530	2,029	0.27%	2,574,156	1,147	0.18%
Non-interest-bearing liabilities
Demand deposits	1,452,911			1,388,409			1,156,854
Other liabilities	93,966			97,373			97,515
Total liabilities	4,578,541			4,521,312			3,828,525
Shareholders’ equity	436,661			436,610			412,273
Total liabilities & shareholders’ equity	$5,015,202			$4,957,922			$4,240,798
Net interest income on a fully taxable equivalent basis		34,410			32,111			32,610
Less taxable equivalent adjustment		(261)			(267)			(241)
Net interest income		$34,149			$31,844			$32,369
Net interest spread (5)			2.76%			2.64%			3.18%
Net interest margin (6)			2.86%			2.74%			3.25%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2022 and 2021
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021, and the weighted average cost of interest-bearing liabilities.

(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Six Months Ended
	June 30, 2022			June 30, 2021
	Average Balance	Interest Income/ Expenses(1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,362,216	$58,639	3.52%	$3,168,843	$60,882	3.87%
Tax-exempt	46,736	891	3.84	29,678	629	4.27
Securities available for sale (3)
Taxable	201,078	1,321	1.32	223,930	1,344	1.21
Securities held to maturity
Taxable	975,034	8,079	1.67	263,970	2,264	1.73
Tax-exempt	102,922	1,622	3.18	102,500	1,634	3.21
Cash and cash equivalents	97,811	96	0.20	138,715	59	0.09
Total interest-earning assets (4)	4,785,797	70,648	2.98%	3,927,636	66,812	3.43%
Non-interest-earning assets	235,499			255,441
Allowance for credit losses	(34,573)			(36,086)
Total assets	$4,986,723			$4,146,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$753,808	$94	0.03%	$652,196	$134	0.04%
Savings accounts	911,430	358	0.08	968,461	446	0.09
Money market accounts	1,195,141	3,101	0.52	646,453	1,004	0.31
Certificates of deposit	136,545	187	0.28	228,990	697	0.61
Total interest-bearing deposits	2,996,924	3,740	0.25%	2,496,100	2,281	0.18%
Other borrowed funds	36,663	387	2.13	20,138	281	2.81
Total interest-bearing liabilities	3,033,587	4,127	0.27%	2,516,238	2,562	0.21%
Non-interest-bearing liabilities
Demand deposits	1,420,839			1,121,149
Other liabilities	95,661			101,109
Total liabilities	4,550,087			3,738,496
Shareholders’ equity	436,636			408,495
Total liabilities & shareholders’ equity	$4,986,723			$4,146,991
Net interest income on a fully taxable equivalent basis		66,521			64,250
Less taxable equivalent adjustment		(528)			(475)
Net interest income		$65,993			$63,775
Net interest spread (5)			2.70%			3.23%
Net interest margin (6)			2.80%			3.30%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2022 and 2021
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

		Three Months Ended			Six Months Ended
Operating Net Income / Operating Diluted Earnings Per Share		June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
		(dollars in thousands, except share data)

Net Income (a GAAP measure)		$13,658	$13,316	$13,944	$26,974	$27,443
Less: Death benefit on bank owned life insurance ("BOLI") and policy surrender		(1,157)	—	—	(1,157)	—
Add: Non-operating expenses (GAAP)		246	—	—	246	—
Add: Tax effect of BOLI policy surrender (1)		736	—	—	736	—
Less: Tax effect of merger expenses (1)	`	(63)	—	—	(63)	—
Operating Net Income (a non-GAAP measure)		$13,420	$13,316	$13,944	$26,736	$27,443
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (a non-GAAP measure)		(42)	(59)	(67)	(120)	(126)
Operating Net Income Applicable to Common Shareholders (a non-GAAP measure)		$13,378	$13,257	$13,877	$26,616	$27,317
Weighted Average Diluted Shares		7,026,807	7,010,983	6,998,936	7,013,538	6,993,437
Operating Diluted Earnings Per Share (a non-GAAP measure)		$1.90	$1.89	$1.98	$3.79	$3.91
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$442,051	$436,165	$437,837	$419,501
Less: Goodwill and acquisition related intangibles (GAAP)	(54,348)	(54,438)	(54,529)	(54,709)
Tangible Common Equity (a non-GAAP measure)	$387,703	$381,727	$383,308	$364,792
Total assets (GAAP)	$5,057,935	$5,018,379	$4,891,544	$4,303,287
Less: Goodwill and acquisition related intangibles (GAAP)	(54,348)	(54,438)	(54,529)	(54,709)
Tangible assets (a non-GAAP measure)	$5,003,587	$4,963,941	$4,837,015	$4,248,578
Tangible Common Equity Ratio (a non-GAAP measure)	7.75%	7.69%	7.92%	8.59%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$387,703	$381,727	$383,308	$364,792
Common shares outstanding	7,007,063	7,000,995	6,968,192	6,965,557
Tangible Book Value Per Share (a non-GAAP measure)	$55.33	$54.52	$55.01	$52.37

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$26,297	$25,875	$25,273	$52,172	$49,492
Net interest and dividend income	$34,181	$31,869	$32,381	$66,050	$63,787
Total noninterest income	11,149	11,354	10,906	22,503	21,755
Total revenue	$45,330	$43,223	$43,287	$88,553	$85,542
Efficiency Ratio	58.01%	59.86%	58.38%	58.92%	57.86%

Operating Efficiency Ratio: (2)
Noninterest expense	$26,297	$25,875	$25,273	$52,172	$49,492
Non-operating expenses (Pretax)	(246)	—	—	(246)	—
Operating expense (a non-GAAP measure)	$26,051	$25,875	$25,273	$51,926	$49,492

Total revenue	$45,330	$43,223	$43,287	$88,553	$85,542
Death benefit on bank owned life insurance ("BOLI") and policy surrender	(1,157)	—	—	(1,157)	—
Operating revenue (a non-GAAP measure)	$44,173	$43,223	$43,287	$87,396	$85,542
Operating Efficiency Ratio (a non-GAAP measure)	58.97%	59.86%	58.38%	59.41%	57.86%

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$13,420	$13,316	$13,944	$26,736	$27,443
Average common equity	$436,661	$436,610	$412,273	$436,636	$408,495
Average goodwill and merger related intangibles	(54,397)	(54,483)	(54,752)	(54,440)	(54,799)
Average tangible common equity (a non-GAAP measure)	$382,264	$382,127	$357,521	$382,196	$353,696
Operating Return on Tangible Common Equity (a non-GAAP measure)	14.08%	14.13%	15.64%	14.11%	15.65%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$13,420	$13,316	$13,944	$26,736	$27,443
Average assets	$5,015,202	$4,957,922	$4,240,798	$4,986,723	$4,146,991
Operating Return on Average Assets (a non-GAAP measure)	1.07%	1.09%	1.32%	1.08%	1.33%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of total revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.